HON INDUSTRIES                                         P.O. Box 1109, Muscatine, Iowa  52761-0071

News Release

FOR INFORMATION CONTACT:  Jerald K. Dittmer, Vice President & CFO (563) 264-7400
                  Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HON INDUSTRIES Announces Results for
Fourth Quarter and Year-end - Fiscal 2003

MUSCATINE, Iowa (February 10, 2004)-HON INDUSTRIES Inc. (NYSE: HNI) today announced sales of $456.9 million for the fourth quarter ending January 3, 2004, and net income of $27.6 million.

Fourth Quarter

Consolidated net sales for the fourth quarter increased 2 percent to $456.9 million, compared to $447.9 million for the same quarter last year.  Net income was $27.6 million compared to $28.2 million in the same period in 2002.  Net income per share was $0.47 per diluted share compared to $0.48 per diluted share in fourth quarter 2002.

Net income and net income per share were unfavorably impacted in fourth quarter 2003 by approximately $3.0 million or $0.03 per diluted share due to a charge for debenture earn outs related to a previous hearth acquisition.  During the fourth quarter, the Company also substantially completed the closure and consolidation of two office furniture facilities.  In connection with the shutdowns, the Company recorded $2.4 million of pre-tax charges or $0.03 per diluted share during the fourth quarter.  These charges included $0.2 million for severance and $2.2 million of facility exit, production relocation and other costs.

Net income was favorably impacted in the fourth quarter 2002 by approximately $1 million or $0.02 per diluted share due to the year-to-date effect of a reduction in the annual effective tax rate from 36 percent to 35 percent from benefits associated with various federal and state tax credits.

Gross margins for the fourth quarter increased to 37.2 percent from 35.1 percent for the same quarter last year.  "This improvement is due to benefits from restructuring initiatives, our rapid continuous improvement program, new products, and increased price realization," stated Jack Michaels, HON INDUSTRIES Chairman and CEO.

Total selling and administrative expenses, including restructuring charges, for the quarter totaled $128.2 million compared to $115.2 million for the same quarter last year.  Included in fourth quarter 2003 were restructuring charges of $2.4 million related to the closure and consolidation of two office furniture facilities, investments of approximately $5 million in brand building and selling initiatives,$3 million of charges at the corporate level for debenture earn outs related to a previous hearth acquisition and increased freight costs of $1 million due to rate increases and fuel surcharges.

Full Year

For the full year, net sales increased to $1.76 billion, a 3.7 percent increase from sales of $1.69 billion in 2002.  The increase was due in part to the extra week in 2003 due to the Company's 52/53-week fiscal year.  Net income was $98.1 million or $1.68 per diluted share compared to $91.4 million or $1.55 per diluted share last year.  Due to the appreciation in the Company's stock price, outstanding options now have a dilutive impact of $0.01 per share in 2003. Included in the 2003 results were net pre-tax restructuring charges and accelerated depreciation of $15.2 million or approximately $0.16 per diluted share due to the plant closures and consolidations.  The 2002 results included net pre-tax restructuring charges of $3 million or $0.03 per diluted share.

Gross margins for the year increased to 36.4 percent compared with 35.4 percent in 2002.  Included in 2003 gross margins was $6.7 million of accelerated depreciation related to the plant closures, which reduced gross margins 0.4 percentage points.

Selling and administrative expenses for the year, including restructuring charges, totaled $489.3 million compared to $457.2 million in 2002.  Included in 2003 were net restructuring charges of $8.5 million related to plant closures and consolidation, investments of approximately $14 million in brand building and selling initiatives, and increased freight costs of $7 million due to rate increases, fuel surcharges, and increased volume. Included in 2002 were net restructuring charges of $3 million.

Cash flow from operations for the year decreased to $141.3 million from $202.4 million last year.  This decrease is due to the timing of vendor and marketing program payments and funding of the retiree medical portion of the postretirement benefit obligation.  Capital expenditures increased from $26.0 million in 2002 to $37.5 million in 2003 driven by funding for the purchase of a previously leased hearth products plant, information systems improvements, and tooling and equipment for new products.  The Company repurchased 762,300 shares of its common stock at a cost of approximately $21.5 million during the year compared to $15.7 million in 2002.  The Company's cash position remains strong and totaled $204.2 million, including short-term investments, at January 3, 2004.

Office Furniture

For the quarter, sales for HON INDUSTRIES' office furniture segment decreased 1.3 percent to $326.9 million from $331.2 million for the same quarter last year.  Fourth quarter 2002 sales were impacted by a January 2003 price increase resulting in early orders in fourth quarter 2002 and fourth quarter 2003 sales were impacted by a decreased number of working days due to the timing of the holidays as a result of  the 52/53 week fiscal year.  Operating profit increased to $32.3 million compared to $31.8 million for the same quarter last year.  Operating profit as a percent of net sales increased to 9.9 percent versus 9.6 percent in 2002.  Included in 2003 are $2.4 million of charges related to the closure and consolidation of two office furniture facilities reducing operating margins by 0.7 percentage points. The increase in operating margins is due to increased gross profit due to benefits received from restructuring initiatives and the rapid continuous improvement program, new products, and increased price realization offset by additional investments in brand building and selling initiatives and increased freight expense.

Net sales for the year increased 2.0 percent to $1.30 billion from $1.28 billion in 2002 due in part to the additional week in the third quarter.  Operating profit as a percent of sales decreased to 10.0 percent compared to 10.2 percent in 2002.  Included in 2003 are $15.2 million of charges related to the closure and consolidation of two office furniture facilities which impacted operating margins by 1.1 percentage points.  Included in 2002 are $3.0 million of restructuring charges which impacted operating margins by 0.2 percentage points.

The Business and Institutional Furniture Manufacturer's Association (BIFMA) reported 2003 shipments down 4.3 percent.  "We believe that by building our brands and providing innovative products and services we offer a compelling value to the end user.  This has contributed to our performance and allowed us to gain market share," said Stan Askren, HON INDUSTRIES President.  "In 2003, our share of BIFMA shipments increased to 15.3 percent from 14.4 percent in 2002."

Hearth Products

For the quarter, net sales for the hearth products segment increased 11.4 percent to $130 million from $116.7 million last year.  This growth is attributable to strong housing starts, growth in market share in both the new construction and retail channels, strengthening alliances with key distributors and dealers, as well as focused new product introductions.  Operating profit was $20.6 million compared to $17.8 million in 2002.  Operating profit as a percent of net sales increased to 15.9 percent versus 15.3 percent for 2002.  Improved profitability was the result of leveraging fixed costs over a higher sales volume, and increased sales through owned distribution.

Net sales for the year increased 9.2 percent to $451.7 million from $413.6 million in 2002 and operating profit as a percent of sales increased to 12.1 percent compared to 10.8 percent in 2002.  "We are very pleased with the strong performance of our hearth products business and increased market share," stated Mr. Askren.

2003 Recap

In spite of the fact that the Company faced a challenging economic environment and the continued effects of an unprecedented three-year decline in the office furniture industry in 2003, both core businesses performed well.  In addition to outperforming its peers, the Company gained market share, improved margins and generated strong cash flows.  The Company continued to invest in its businesses for the long-term and returned cash to shareholders through increased dividends and share repurchases.  "We thank each of our member-owners for their dedication and hard-work during these challenging times that made it possible for us to achieve these results," said Mr. Michaels.

2004 Outlook

"As we look forward, we are encouraged by indications that the economy is recovering and we are cautiously optimistic that the office furniture industry will begin to rebound in the second half of 2004," said Mr. Askren.  Global Insight, BIFMA's forecasting consultant, recently increased its estimate for the industry shipment growth from 2.4% to 5.6% in 2004 mostly weighted toward the second half of the year.

The hearth segment is impacted by the housing market, which may experience a slight decline from the record high levels, but is expected to remain at healthy levels.  "We believe that our strong brand recognition, and new innovative product introductions in addition to strengthening distribution will allow us to continue to grow this segment," stated Mr. Askren.

On January 5, 2004, the company completed the acquisition of Paoli Inc. a leading provider of wood case goods and seating.  "We are excited about the opportunity to continue to build on Paoli's strong position in the market and excellent selling capabilities while leveraging HON INDUSTRIES' lean enterprise practices to achieve greater cost efficiencies and improved customer performance," said Mr. Michaels.  The Company's strategy is to grow its businesses through aggressive investment in building brands, enhancing its strong member-owner culture and remaining focused on its rapid continuous improvement programs to continue to build best total cost. "We plan to reinvest a large portion of our cost savings from our plant consolidations and rapid continuous improvement program to continue to build brands, product solutions, and selling models," stated Mr. Askren.

Conference Call

HON INDUSTRIES will host a conference call on Tuesday, February 10, 2004, at 10:00 a.m. CST to discuss fourth quarter and year-end 2003 results.  To participate, call the conference call line at 800-450-0819.  A replay of the conference call will be available until Tuesday, February 17, 2004.  To access this replay, dial 800-475-6701, access code 717949.  A link to the simultaneous web cast can be found on the company's website at www.honi.com.

HON INDUSTRIES Inc. provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HON INDUSTRIES is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The company's strong brands, including HON(R), Allsteel(R), Gunlocke(R), Paoli(R), Heatilator(R) and Heat-n-Glo(R), have leading positions in their markets. HON INDUSTRIES is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the company was recognized for the third consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2003, and as America's Most Admired Company in the furniture industry by Fortune Magazine in 2003, and as one of the Best Managed Companies in America by Forbes Magazine in 2004.  HON INDUSTRIES' common stock is traded on the New York Stock Exchange under the symbol HNI.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its cost containment and business simplification initiatives, (b) from its investments in new products and brand building, and (c) from its investments in distribution and rapid continuous improvement; lower than expected demand for the Company's products due to uncertain political and economic conditions and lower industry growth than expected; competitive pricing pressure from foreign and domestic competitors; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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HON INDUSTRIES

Condensed Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share data)	Jan. 3, 2004	Dec. 28, 2002	Jan. 3, 2004	Dec. 28, 2002
Net sales	$456,87	$447,910	$1,755,728	$1,692,622
Cost of products sold	286,893	290,653	1,116,513	1,092,743
Gross profit	169,980	157,257	639,215	599,879
Selling and administrative expenses	125,867	115,170	480,744	454,189
Restructuring and impairment charges	2,364	-	8,510	3,000
Operating income	41,749	42,087	149,961	142,690
Interest income	1,408	693	3,940	2,578
Interest expense	641	962	2,970	4,714
Income before income taxes	42,516	41,818	150,931	140,554
Income taxes	14,881	13,649	52,826	49,194
Net income	$27,635	$28,169	$98,105	$91,360
Net income per common share - basic	$0.47	$0.48	$1.69	$1.55
Average number of common shares outstanding - basic	58,222,128	58,546,224	58,178,739	58,789,851
Net income per common share - diluted	$0.47	$0.48	$1.68	$1.55
Average number of common shares outstanding - diluted	58,730,942	58,767,531	58,545,353	59,035,316

Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Jan. 3,	Dec. 28,		Jan. 3,	Dec. 28,
(Dollars in thousands)	2004	2002		2004	2002
Cash and cash equivalents	$138,982	$139,165	Accounts payable and
Short-term investments	65,208	16,378	accrued expenses	$211,236	$252,145
Receivables	181,459	181,096	Income taxes	5,958	3,740
Inventories	49,830	46,823	Note payable and current
Deferred income taxes	14,329	10,101	maturities of long-term debt	26,658	41,298
Prepaid expenses and			Current maturities of other
other current assets	12,314	11,491	long-term obligations	1,964	1,497
Current assets	462,122	405,054	Current Liabilities	245,816	298,680

			Long-term debt	2,690	8,553
			Capital lease obligations	1,436	1,284
Property and equipment - net	312,368	353,270	Other long-term liabilities	24,261	28,028
Goodwill	192,086	192,395	Deferred income taxes	37,733	37,114
Other assets	55,250	69,833
			Shareholders' equity	709,890	646,893
			Total liabilities and
Total assets	$1,021,826	$1,020,552	shareholders' equity	$1,021,826	$1,020,552

HON INDUSTRIES Condensed Consolidated Statement of Cash Flows

		Twelve Months Ended
(Dollars in thousands)	Jan. 3, 2004	Dec. 28, 2002
Net cash flows from (to) operating activities	$141,274	$202,391
Net cash flows from (to) investing activities:
Capital expenditures	(37,508)	(25,950)
Other	(43,970)	(37,943)
Net cash flows from (to) financing activities	(59,979)	(78,168)
Net increase (decrease) in cash and cash equivalents (183)		60,327
Cash and cash equivalents beginning of period	139,165	78,838
Cash and cash equivalents at end of period	$138,982	$139,165

Business Segment Data

	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	Jan. 3, 2004	Dec. 28, 2002	Jan. 3, 2004	Dec. 28, 2002

Net sales:
Office furniture	$326,872	$331,224	$1,304,054	$1,279,059
Hearth products	130,001	116,686	451,674	413,563
	$456,873	$447,910	$1,755,728	$1,692,622

Operating profit:
Office furniture
Operations before restructuring charges	$34,693	$31,802	$138,590	$133,014
Restructuring and impairment charges	(2,364)	-	(8,510)	(3,000)
Office furniture - net	32,329	31,802	130,080	130,014
Hearth products	20,613	17,801	54,433	44,852
Operations before restructuring charges	(87,529)	(7,785)	16,368	(34,312)
Restructuring and impairment charges	-	41,818	-	140,554
Hearth products - net	(87,529)	34,033	16,368	106,242
Total operating profit	52,942	49,603	184,513	174,866
Unallocated corporate expense	(10,426)	(7,785)	(33,582)	(34,312)
Income before income taxes	$42,516	$41,818	$150,931	$140,554

Depreciation and amortization expense:
Office furniture	$11,656	$11,969	$54,121	$48,546
Hearth products	3,333	3,675	13,599	13,993
General corporate	1,389	1,353	5,052	6,216
	$16,378	$16,997	$72,772	$68,755

Capital expenditures - net:
Office furniture	$3,138	$6,533	$17,619	17,183
Hearth products	1,274	1,724	12,577	6,132
General corporate	972	896	7,312	2,570
	$5,384	$9,153	$37,508	$25,885

			As of	As of
Identifiable assets:			Jan. 3, 2004	Dec. 28, 2002
Office furniture			$452,350	$494,559
Hearth products			303,811	305,326
General corporate			265,665	220,667
			$1,021,826	$1,020,552